UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2003



                      South Carolina Electric & Gas Company
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             (Exact name of registrant as specified in its charter)



        South Carolina            1-3375               57-0248695
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(State or other jurisdiction    (Commission          (IRS Employer
  of incorporation)              File Number)     Identification No.)



1426 Main Street, Columbia, South Carolina                   29201
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (803) 217-9000
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                                 Not applicable
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     (Former name or former address, if changed since last report)












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Item 5.  Other Events and Required FD Disclosure.



          Reported earnings in the third quarter of 2003 at South Carolina Electric & Gas Company (SCE&G), SCANA Corporation's principal subsidiary, were $88 million, or 80 cents per share, compared to $86 million, or 82 cents per share, in the same quarter last year. Milder weather, higher operating expenses and share dilution offset the favorable impact of customer growth and the retail electric rate increase that was effective in February 2003.

         The weather in SCE&G's electric service area this past summer, as measured by cooling degree days, was 13 percent milder compared to the warmer-than-normal summer in 2002. The milder weather was the primary factor contributing to a 5.4 percent decline in total kilowatt-hour sales of electricity in the third quarter of 2003 compared to the same period last year. Residential sales were down 8.7 percent and commercial sales were down 5.4 percent. Industrial sales were up 1.9 percent. At September 30, 2003, SCE&G was serving approximately 567,000 electric customers, an increase of about 2.0 percent over the past year.

        SCE&G also reported earnings of $1.57 per share for the nine months ended September 30, 2003 compared to $1.68 per share for the corresponding period in 2002.

        SCE&G earnings per share represent the portion of SCANA Corporation's earnings per share attributable to SCE&G, and are based on SCANA Corporation's weighted average common shares outstanding of 110.9 million and 104.7 million for the quarter and nine month periods ended September 30, 2003 and 2002, respectively.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    South Carolina Electric & Gas Company
                                               (Registrant)




October 30, 2002                       By: s/James E. Swan, IV
                                             James E. Swan, IV
                                             Controller